Exhibit 99.2

National CineMedia, LLC

Condensed balance sheets

(In millions)

(Unaudited)

	March 31, 2011	December 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8.1	$13.8
Receivables, net of allowance of $4.0 and $3.7 million, respectively	60.0	100.1
Prepaid expenses	2.1	1.7
Prepaid management fees to managing member	0.8	0.8

Total current assets	71.0	116.4

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $48.8 and $46.4 million, respectively	19.6	19.8

INTANGIBLE ASSETS, net of accumulated amortization of $13.0 and $10.8 million, respectively	267.4	275.2

OTHER ASSETS:
Debt issuance costs, net	6.9	7.3
Other investment	6.7	6.7
Other long-term assets	0.6	0.6

Total other assets	14.2	14.6

TOTAL	$372.2	$426.0

LIABILITIES AND MEMBERS’ EQUITY/(DEFICIT)

CURRENT LIABILITIES:
Amounts due to founding members	5.3	25.2
Amounts due to managing member	9.4	28.2
Accrued expenses	7.0	8.6
Current portion of long-term debt	0.0	1.2
Current portion of interest rate swap agreements	25.3	25.3
Accrued payroll and related expenses	4.9	9.3
Accounts payable	6.6	10.5
Deferred revenue and other current liabilities	4.8	3.8

Total current liabilities	63.3	112.1

NON-CURRENT LIABILITIES:
Borrowings	778.0	775.0
Interest rate swap agreements	39.4	45.5

Total non-current liabilities	817.4	820.5

Total liabilities	880.7	932.6

COMMITMENTS AND CONTINGENCIES (NOTE 7)

MEMBERS’ EQUITY/(DEFICIT)	(508.5)	(506.6)

TOTAL	$372.2	$426.0

See accompanying notes to financial statements.

National CineMedia, LLC

Condensed statements of operations

(In millions)

(Unaudited)

	Quarter ended March 31, 2011	Quarter ended April 1, 2010
REVENUE:
Advertising (including revenue from founding members of $8.3 and $9.6 million, respectively)	$59.1	$67.8
Fathom Events	11.7	16.8

Total	70.8	84.6

OPERATING EXPENSES:
Advertising operating costs	3.5	4.5
Fathom Events operating costs (including costs to founding members of $1.9 and $2.4 million, respectively)	7.6	11.1
Network costs	4.6	4.7
Theatre access fees—founding members	12.1	12.9
Selling and marketing costs	14.6	13.1
Administrative costs	4.8	4.4
Administrative fee—managing member	4.0	3.5
Depreciation and amortization	4.6	4.0

Total	55.8	58.2

OPERATING INCOME	15.0	26.4

Interest Expense and Other, Net:
Interest on borrowings	10.9	11.0
Change in derivative fair value	(1.2)	1.7
Interest income and other	0.1	0.0

Total	9.8	12.7

INCOME BEFORE INCOME TAXES	5.2	13.7

Provision for Income Taxes	0.1	0.2
Equity loss from investment, net	0.0	0.6

NET INCOME	$5.1	$12.9

See accompanying notes to financial statements.

National CineMedia, LLC

Condensed statements of cash flows

(In millions)

(Unaudited)

	Quarter ended March 31, 2011	Quarter ended April 1, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5.1	$12.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4.6	4.0
Non-cash severance and share-based compensation	1.7	0.8
Non-cash impairment and related loss
Net unrealized loss (gain) on hedging transactions	(1.2)	1.7
Equity loss from investment	0.0	0.6
Amortization of debt issuance costs	0.4	0.4
Other non-cash operating activities	0.0	0.3
Changes in operating assets and liabilities:
Receivables—net	40.1	36.2
Accounts payable and accrued expenses	(9.8)	(13.4)
Amounts due to founding members and managing member	(1.1)	0.0
Other operating	0.4	1.4

Net cash provided by operating activities	40.2	44.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2.1)	(2.0)

Net cash used in investing activities	(2.1)	(2.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	45.0	6.0
Repayments of borrowings	(43.2)	(1.0)
Founding members and managing member integration payments	1.1	1.2
Distributions to founding members and managing member	(49.8)	(53.2)
Unit settlement for share-based compensation	3.1	0.5

Net cash used in financing activities	(43.8)	(46.5)

CHANGE IN CASH AND CASH EQUIVALENTS	(5.7)	(3.6)

CASH AND CASH EQUIVALENTS:
Beginning of period	13.8	37.8

End of period	$8.1	$34.2

See accompanying notes to financial statements.

National CineMedia, LLC

Condensed statements of cash flows (continued)

(In millions)

(Unaudited)

	Quarter ended March 31, 2011	Quarter ended April 1, 2010
Supplemental disclosure of non-cash financing and investing activity:
Purchase of an intangible asset with equity (equity returned)	$(5.5)	$39.8
Increase in property and equipment not requiring cash in the period	$0.0	$0.3

Supplemental disclosure of cash flow information:
Cash paid for interest	$10.7	$18.1
Cash paid for income taxes	$0.1	$0.2

See accompanying notes to financial statements.

1. The company

Description of business

National CineMedia, LLC (“NCM LLC” or “the Company”) commenced operations on April 1, 2005 and operates the largest digital in-theatre network in North America, allowing NCM LLC to distribute advertising, Fathom entertainment programming events and corporate events under long-term exhibitor services agreements (“ESAs”) with American Multi-Cinema, Inc. (“AMC”), a wholly owned subsidiary of AMC Entertainment, Inc. (“AMCE”), Regal Cinemas, Inc., a wholly owned subsidiary of Regal Entertainment Group (“Regal”), and Cinemark USA, Inc. (“Cinemark USA”), a wholly owned subsidiary of Cinemark Holdings, Inc. (“Cinemark”). AMC, Regal and Cinemark and their affiliates are referred to in this document as “founding members”. NCM LLC also provides such services to certain third-party theatre circuits under “network affiliate” agreements, which expire at various dates.

At March 31, 2011, NCM LLC had 110,635,685 common membership units outstanding, of which 53,755,721 (48.6%) were owned by National CineMedia, Inc. (“NCM Inc.” or “managing member”), 22,060,262 (19.9%) were owned by Regal, 17,495,920 (15.8%) were owned by Cinemark and 17,323,782 (15.7%) were owned by AMC. The membership units held by the founding members are exchangeable into NCM Inc. common stock on a one-for-one basis.

Basis of presentation

The Company has prepared the unaudited condensed financial statements and related notes of NCM LLC in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain information and footnote disclosures typically included in an annual report have been condensed or omitted for this quarterly report. Therefore, the unaudited condensed financial statements should be read in conjunction with the NCM LLC audited financial statements and notes thereto included elsewhere in this document.

In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly in all material respects the financial position, results of operations and cash flows for all periods presented have been made. The Company’s business is seasonal and for this and other reasons operating results for interim periods may not be indicative of the Company’s full year results or future performance. As a result of the various related-party agreements discussed in Note 5, the operating results as presented are not necessarily indicative of the results that might have occurred if all agreements were with non-related third parties.

On February 13, 2007, NCM Inc., a Company formed by NCM LLC and incorporated in the State of Delaware with the sole purpose of becoming a member and sole manager of NCM LLC, completed its initial public offering (“IPO”).

Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable, and equity-based compensation. Actual results could differ from those estimates.

2. Significant accounting policies

The Company’s annual financial statements included elsewhere in this document contain a complete discussion of the Company’s significant accounting policies.

Receivables—Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management’s evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. At March 31, 2011, there were two advertising agency groups through which the Company sources national advertising revenue representing approximately 11% and 20%, of the Company’s outstanding gross receivable balance; however, none of the individual contracts related to the advertising agencies were more than 10% of advertising revenue. At December 30, 2010 there were two advertising agency groups through which the Company sources national advertising revenue representing approximately 17% and 21%, of the Company’s outstanding gross receivable balance; however, none of the individual contracts related to the advertising agencies were more than 10% of advertising revenue. The collectability risk is reduced by dealing with large, national advertising agencies who have strong reputations in the advertising industry and clients with stable financial positions.

Other investment—Through March 15, 2010, the Company accounted for its investment in RMG Networks, Inc., (“RMG”) (formerly Danoo, Inc.) under the equity method of accounting as required by ASC 323-10 Investments—Equity Method and Joint Ventures because we exerted “significant influence” over, but did not control, the policy and decisions of RMG, due to ownership of approximately 24% of the issued and outstanding preferred and common stock of RMG. During the first quarter of 2010, RMG sold additional common stock to other third party investors for cash, which reduced the Company’s ownership in RMG resulting in cost method accounting. At March 31, 2011, the Company’s ownership in RMG was approximately 19% of the issued and outstanding preferred and common stock of RMG. The investment in RMG and the Company’s share of its operating results through March 31, 2011 are not material to the Company’s financial position or results of operations and as a result summarized financial information is not presented. Refer to Note 8 for additional discussion.

3. Recent accounting pronouncements

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

4. Intangible assets

During the first quarter of 2011, NCM LLC’s founding members returned a net 322,751 common membership units to NCM LLC, which is an adjustment to the previously issued common membership units issued in exchange for the rights to exclusive access, in accordance with the ESA, to net new theatre screens and attendees added by the founding members to NCM LLC’s network. As a result, NCM LLC recorded a reduction to the intangible asset at fair value of the common membership units of $5.5 million.

During the first quarter of 2010, NCM LLC issued 2,212,219 common membership units to its founding members in exchange for the rights to exclusive access, in accordance with the ESA, to net new theatre screens and projected attendees added by the founding members to NCM LLC’s network during 2009. As a result, NCM LLC recorded an intangible asset at the market value of the common membership units equal to $39.8 million.

The Company based the fair value of the intangible assets on the market value of the common membership units issued on the date of grants, which are freely convertible into NCM Inc.’s common stock.

Pursuant to ASC 350-10 Intangibles—Goodwill and Other, the intangible assets have a finite useful life and the Company amortizes the assets over the remaining useful life corresponding with the ESAs. Amortization of the asset related to Regal Consolidated Theatres will not begin until after 2011 since the Company will not have access to on-screen advertising in the Regal Consolidated Theatres until the run-out of their existing on–screen advertising agreement.

5. Related-party transactions

Pursuant to the ESAs, the Company makes monthly theatre access fee payments to the founding members, comprised of a payment per theatre attendee and a payment per digital screen with respect to the founding member theatres included in our network. The total theatre access fee to the founding members for the quarter ended March 31, 2011 and April 1, 2010 was $12.1 million and $12.9 million, respectively.

Under the ESAs, for the quarters ended March 31, 2011 and April 1, 2010, the founding members purchased 60 seconds of on-screen advertising time (with a right to purchase up to 90 seconds) from NCM LLC to satisfy their obligations under their beverage concessionaire agreements at a specified 30 second equivalent cost per thousand (“CPM”) impressions. The total revenue related to the beverage concessionaire agreements for the quarters ended March 31, 2011 and April 1, 2010 was $8.2 million and $9.2 million, respectively. In addition, the Company made payments to the founding members for use of their screens and theatres for its Fathom Events businesses. These payments are at rates (percentage of event revenue) included in the ESAs based on the nature of the event. Payments to the founding members for these events totaled $1.9 million and $2.4 million for the quarter ended March 31, 2011 and April 1, 2010, respectively.

Also, pursuant to the terms of the NCM LLC Operating Agreement in place since the completion of the IPO, NCM LLC is required to make mandatory distributions on a proportionate basis to its members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly basis in arrears. Distributions for the quarter ended March 31, 2011 and April 1, 2010 are as follows (in millions):

	Quarter ended March 31, 2011	Quarter ended April 1, 2010
AMC	$1.8	$1.9
Cinemark	1.8	1.7
Regal	2.2	2.6
NCM Inc.	5.4	4.3

Total	$11.2	$10.5

The available cash payment by NCM LLC to its founding members for the quarter ended March 31, 2011 of $5.8 million, which is included in amounts due to founding members at March 31, 2011, will be made in the second quarter of 2011. The available cash payment by NCM LLC to its founding members for the quarter ended April 1, 2010 of $6.2 million was made in the second quarter of 2010.

On April 30, 2008, Regal acquired Consolidated Theatres and NCM LLC issued common membership units to Regal upon the closing of its acquisition in exchange for the right to exclusive access to the theatres. The Consolidated Theatres had a pre-existing advertising agreement and, as a result, Regal must make “integration” payments pursuant to the ESAs on a quarterly basis in arrears through mid-2011 in accordance with certain run-out provisions. For the quarter ended March 31, 2011 and April 1, 2010, the Consolidated Theatres payment was $0.2 million and $0.4 million, respectively and represents a cash element of the consideration received for the common membership units issued. The Consolidated Theatres payment of $0.2 million for the quarter ended March 31, 2011 was included in amounts due from founding members at March 31, 2011 and will be received in the second quarter of 2011.

Amounts due to founding members at March 31, 2011 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.4	0.4	0.5	$1.3
Cost and other reimbursement	(0.3)	(0.5)	(0.8)	(1.6)
Distributions payable, net	1.8	1.8	2.0	5.6

Total	$1.9	1.7	1.7	$5.3

Amounts due to founding members at December 30, 2010 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.5	0.4	0.5	1.4
Cost and other reimbursement	(0.2)	(0.5)	(0.0)	(0.7)
Distributions payable, net	8.5	7.6	8.4	24.5

Total	$8.8	7.5	8.9	$25.2

Other—During the quarter ended March 31, 2011 and April 1, 2010, AMC, Cinemark and Regal purchased $0.1 million and $0.4 million respectively, of NCM LLC’s advertising inventory for their own use. The value of such purchases are calculated by reference to NCM LLC’s advertising rate card and included in advertising revenue.

Included in selling and marketing costs and Fathom Events operating costs is $0.3 million and $0.4 million for the quarter ended March 31, 2011 and April 1, 2010 respectively, related to purchases of movie tickets and concession products from the founding members primarily for marketing to NCM LLC’s advertising clients and marketing resale to Fathom Business customers.

Related party affiliates—During 2009, NCM LLC entered into a digital content agreement and a Fathom agreement with LA Live Cinemas LLC (“LA Live”), an affiliate of Regal, for NCM LLC to provide in-theatre advertising and Fathom Events services to LA Live in its theatre complex. The affiliate agreement was entered into at terms that are similar to those of our other advertising affiliates. Included in advertising operating costs is an immaterial amount for the quarters ended March 31, 2011 and April 1, 2010, respectively, for payments to the affiliate under the agreement. As of March 31, 2011 and December 30, 2010 an immaterial amount and approximately $0.1 million, respectively is included in accounts payable for amounts due to LA Live under the agreement.

During 2009, NCM LLC entered into a network affiliate agreement with Starplex Operating L.P. (“Starplex”), an affiliate of Cinemark, for NCM LLC to provide in-theatre advertising services to Starplex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of our other advertising affiliates. Starplex joined the NCM LLC advertising network in the first quarter of 2010. Included in advertising operating costs is $0.4 million and $0.1 million, for the quarter ended March 31, 2011 and April 1, 2010, respectively, for its share of advertising sold in its theatres under the affiliate agreement. As of March 31, 2011 and December 30, 2010 approximately $0.5 million and $0.5 million, respectively is included in accounts payable for amounts due to Starplex under the agreement.

National CineMedia, Inc.

Pursuant to the NCM LLC Operating Agreement, as the sole manager of NCM LLC, NCM Inc. provides certain specific management services to NCM LLC, including those services of the positions of president and chief executive officer, president of sales and chief marketing officer, executive vice president and chief financial officer, executive vice president and chief operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses NCM Inc. for compensation and other expenses of the officers and for certain out-of-pocket costs. During the quarters ended March 31, 2011 and April 1, 2010, NCM LLC paid NCM Inc. $4.0 million and $3.5 million, respectively, for these services and expenses. The payments for estimated management services related to employment are made one month in advance. At March 31, 2011 and December 30, 2010 $0.8 million and $0.8 million, respectively, has been paid in advance and is reflected as prepaid management fees to managing member in the accompanying financial statements. NCM LLC also provides administrative and support services to NCM Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant. The management services agreement also provides that NCM LLC employees may participate in the NCM Inc. equity incentive plan.

Amounts due to/from managing member were comprised of the following (in millions):

	As of March 31, 2011	As of December 30, 2010
Distributions payable	$5.4	$24.1
Cost and other reimbursement	4.0	4.1

Total	$9.4	$28.2

6. Borrowings

On February 13, 2007, concurrently with the closing of the IPO of NCM Inc., NCM LLC entered into a senior secured credit facility with a group of lenders. The facility consists of a six-year $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The revolving credit facility portion is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the credit agreement, and a portion is available for letters of credit.

The outstanding balance of the term loan facility at March 31, 2011 and December 30, 2010 was $725.0 million. The outstanding balance under the revolving credit facility at March 31, 2011 and December 30, 2010 was $53.0 million and $50.0 million, respectively. As of March 31, 2011, the effective rate on the term loan was 5.4% including the effect of the interest rate swaps (both the swaps accounted for as hedges and those that are not). The interest rate swaps hedged $550.0 million or 76% of the $725.0 million term loan at a fixed interest rate of 6.484% while the unhedged portion was at an interest rate of 1.81%. The applicable margin on the term loan was lowered to 1.5% from 1.75% as a result of an upgrade of the corporate credit rating by the credit rating agencies specified in the credit agreement, in the first quarter of 2011. The weighted-average interest rate on the unhedged revolver was 2.0%. Commencing with the fourth fiscal quarter in fiscal year 2009, the applicable margin for the revolving credit facility is determined quarterly and is subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC and its subsidiaries (the ratio of secured funded debt less unrestricted cash and cash equivalents, over a non-GAAP measure defined in the credit agreement). The senior secured credit facility also contains a number of covenants and financial ratio requirements, with which the Company was in compliance at March 31, 2011, including the consolidated net senior secured leverage ratio. There are no borrower distribution restrictions as long as the Company’s consolidated net senior secured leverage ratio is below 6.5 times and the borrower is in compliance with its other debt covenants. As of March 31, 2011, its consolidated net senior secured leverage ratio was 3.7 times, while the covenant was 6.5 times.

On March 19, 2009, the Company gave an $8.5 million note payable to Credit Suisse, Cayman Islands Branch (“Credit Suisse”) with no stated interest to settle the $10.0 million contingent put obligation and to acquire the $20.7 million outstanding principal balance of debt of IdeaCast, Inc. (“IdeaCast”) (together with all accrued interest and other lender costs required to be reimbursed by IdeaCast). The note was paid in full on January 15, 2011. At issuance the Company recorded the note at a present value of $7.0 million. At December 30, 2010, $1.2 million of the balance was recorded in current liabilities. Interest on the note was accreted at the Company’s estimated incremental cost of debt based on then current market indicators over the term of the loan to interest expense. There was an immaterial amount of interest expense recognized on the note for the quarter ended March 31, 2011.

7. Commitments and contingencies

Legal actions—The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material adverse effect on its financial position or results of operations.

Minimum revenue guarantees—As part of the network affiliate agreements entered in the ordinary course of business under which the Company sells advertising for display in various theatre chains other than those of the founding members of NCM LLC, the Company has agreed to certain minimum revenue guarantees on a per attendee basis. If an affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee if such amount paid under the revenue share arrangement is less than its guaranteed amount. The amount and term varies for each network affiliate, but terms range from two to five years, prior to any renewal periods of which some are at the option of the Company. The maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $13.7 million over the remaining terms of the network affiliate agreements. As of March 31, 2011 and December 30, 2010 the Company had no liabilities recorded for these obligations as such guarantees are less than the expected share of revenue paid to the affiliate.

8. Fair value measurements

Fair value of financial instruments—The carrying amounts of cash and other notes payable as reported in the Company’s balance sheets approximate their fair value due to their short maturity. The carrying amount of the revolving credit facility is considered a reasonable estimate of fair value due to its floating-rate terms. The carrying amounts and fair values of interest rate swap agreements are the same since the Company accounts for these instruments at fair value. The Company has estimated the fair value of its term loan based on an average of at least two non-binding broker quotes and the Company’s analysis to be $713.9 million and $713.3 million at March 31, 2011 and December 30, 2010, respectively. The carrying value of the term loan was $725.0 million as of March 31, 2011 and December 30, 2010.

The fair value of the investment in RMG networks has not been estimated at March 31, 2011 as there were no monetary equity events or changes in circumstances that may have a significant adverse effect on the fair value of the investment, and as it is not practicable to do so because RMG is not a publicly traded company. The carrying amount of the Company’s investment was $6.7 million as of March 31, 2011 and December 30, 2010. Refer to Note 1-Significant Accounting Policies-Other Investment.

Recurring measurements—The fair values of the Company’s assets and liabilities measured on a recurring basis pursuant to ASC 820-10 Fair Value Measurements and Disclosures are as follows (in millions):

		Fair value measurements at reporting date using
	As of March 31, 2011	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
LIABILITIES:
Current Portion of Interest Rate Swap Agreements(1)	$(25.3)	$0.0	$(25.3)	$0.0
Interest Rate Swap Agreements(1)	(39.4)	0.0	(39.4)	0.0

	$(64.7)	$0.0	$(64.7)	$0.0

(1)	Interest Rate Swap Agreements – Refer to Note 9.

9. Derivative instruments

NCM LLC has interest rate swap agreements with four counterparties that, at their inception, qualified for and were designated as cash flow hedges against interest rate exposure on $550.0 million of the variable rate debt obligations under the senior secured credit facility. The interest rate swap agreements have the effect of converting a portion of the Company’s variable rate debt to a fixed rate of 6.484%. All interest rate swaps were entered into for risk management purposes. The Company has no derivatives for other purposes.

Cash flow hedge accounting was discontinued on September 15, 2008 due to the event of default created by the bankruptcy of Lehman Brothers Holdings Inc. (“Lehman”) and the inability of the Company to continue to demonstrate the swap would be effective. In accordance with ASC 815 Derivatives and Hedging, the net derivative loss as of September 14, 2008 related to the discontinued cash flow hedge with Lehman Brothers Special Financing (“LBSF”) shall continue to be reported in accumulated other comprehensive income unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period. Accordingly, the net derivative loss is being amortized to interest expense over the remaining term of the interest rate swap through February 13, 2015. The amount amortized during the quarter ended March 31, 2011 and April 1, 2010 was $0.3 million. The Company estimates approximately $1.3 million will be amortized to interest expense and other, net in the next 12 months.

In February 2010, NCM LLC entered into an interest rate swap agreement with Barclays Bank PLC (“Barclays”) to replace the Lehman swap that was terminated in February 2010. The Company did not elect cash flow hedge accounting and the interest rate swap with Barclays is recorded at fair value with any change in the fair value recorded in the statement of operations. There was a $1.5 million decrease and a $1.4 million increase in the fair value of the liability for the quarter ended March 31, 2011 and April 1, 2010, respectively, which the Company recorded as a component of interest expense and other, net.

Both at inception and on an on-going basis the Company performs an effectiveness test using the hypothetical derivative method. The fair values of the interest rate swaps with the counterparties other than Barclays (representing notional amounts of $412.5 million associated with a like amount of the variable rate debt) are recorded on the Company’s balance sheet as a liability with the change in fair value recorded in other comprehensive income since the instruments were determined to be perfectly effective at March 31, 2011 and December 30, 2010. There were no amounts reclassified into current earnings due to ineffectiveness during the periods presented other than as described herein.

The fair value of the Company’s interest rate swap is based on dealer quotes, and represents an estimate of the amount the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates and the forward yield curve for 3-month LIBOR. As of March 31, 2011 and December 30, 2010, the estimated fair value and line item caption of derivative instruments recorded were as follows (in millions):

	Liability derivatives
	As of March 31, 2011		As of December 30, 2010
	Balance sheet location	Fair value	Balance sheet location	Fair value
Derivatives designated as hedging instruments in cash flow hedges:
Current portion of interest rate swap agreements	Current Liabilities	$19.0	Current Liabilities	$19.0
Interest Rate Swaps	Other Liabilities	$29.5	Other Liabilities	$34.1

Derivatives not designated as hedging instruments:
Current portion of interest rate swap agreements	Current Liabilities	$6.3	Current Liabilities	$6.3
Interest Rate Swaps	Other Liabilities	$9.9	Other Liabilities	$11.4

Total derivatives		$64.7		$70.8

The effect of derivative instruments in cash flow hedge relationships on the financial statements for the quarter ended March 31, 2011 and April 1, 2010 were as follows (in millions):

	Unrealized gain (loss) recognized in NCM LLC’s OCI (pre-tax)		Realized gain (loss) recognized in interest expense (pre-tax)
	For the quarter ended
	March 31, 2011	April 1, 2010	March 31, 2011	April 1, 2010
Interest Rate Swaps	$0.0	$(8.8)	$(4.9)	$(4.9)

There was $0.3 million of ineffectiveness recognized for each of the quarters ended March 31, 2011 and April 1, 2010, respectively.

The effect of derivatives not designated as hedging instruments under ASC 815 on the financial statements for the quarter ended March 31, 2011 and April 1, 2010 were as follows (in millions):

	Gain or (loss) recognized in interest expense (pre-tax) for the quarter Ended
	March 31, 2011	April 1, 2010
Interest on borrowings	$(1.6)	$(1.4)
Change in derivative fair value	1.2	(1.7)

Total	$(0.4)	$(3.1)

10. Segment reporting

Advertising is the principal business activity of the Company and is the Company’s reportable segment under the requirements of ASC 280 Segment Reporting. Advertising revenue accounts for 83.5% and 80.1% of revenue for the quarter ended March 31, 2011 and April 1, 2010, respectively. Fathom Consumer Events and Fathom Business Events are operating segments under ASC 280, but do not meet the quantitative thresholds for segment reporting. The following table presents revenues less directly identifiable expenses to arrive at operating income net of direct expenses for the advertising reportable segment, the combined Fathom Events operating segments, and network, administrative and unallocated costs. Management does not evaluate its segments on a fully allocated cost basis. Therefore, the measure of segment operating income net of direct expenses shown below is not prepared on the same basis as operating income in the statement of operations and the results below are not indicative of what segment results of operations would have been had it been operated on a fully allocated cost basis. Management cautions that it would be inappropriate to assume that unallocated operating costs are incurred proportional to segment revenue or any directly identifiable segment expenses. Unallocated operating costs consist primarily of network costs, general and administrative costs and other unallocated costs including depreciation and amortization. Management does not track segment assets and, therefore, segment asset information is not presented.

	Quarter ended March 31, 2011 (in millions)
	Advertising	Fathom events and other	Network, administrative and unallocated costs	Total
Revenue	$59.1	$11.7		$70.8
Operating costs	15.6	7.6		23.2
Selling and marketing costs	11.6	2.1	$0.9	14.6
Other costs	0.3	0.2		0.5

Operating income, net of direct expenses	31.6	1.8

Network, administrative and other costs			17.5	17.5

Total Operating Income				$15.0

	Quarter Ended April 1, 2010 (in millions)
	Advertising	Fathom events and other	Network, administrative and unallocated costs	Total
Revenue	$67.8	$16.8		$84.6
Operating costs	17.4	11.1		28.5
Selling and marketing costs	10.6	2.1	0.4	13.1
Other costs	0.3	0.2		0.5

Operating income, net of direct expenses	39.5	3.4

Network, administrative and other costs			16.1	16.1

Total Operating Income				$26.4

The following is a summary of revenues by category (in millions):

	Quarter ended March 31, 2011	Quarter ended April 1, 2010
National Advertising Revenue	$38.3	$46.4
Founding Member Advertising Revenue from Beverage Concessionaire Agreements	8.2	9.2
Local Advertising Revenue	12.6	12.2
Fathom Consumer Revenue	7.9	13.0
Fathom Business Revenue	3.8	3.8

Total Revenues	$70.8	$84.6

11. Subsequent events

ASC Topic 855-10, Subsequent Events (formerly SFAS No. 165, Subsequent Events) requires the Company to disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued. For the quarter ended March 31, 2011, the Company evaluated, for potential recognition and disclosure, events that occurred prior to the filing of NCM Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 on May 5, 2011.